Exhibit 1.1

August 1, 2016

CSCA Capital Advisors, LLC

800 Third Avenue, 25th Floor

New York, New York 10022

Re: Placement of Series D Preferred Stock of Gladstone Commercial Corporation

Dear Sirs:

This letter (the “Agreement”) confirms our agreement to retain CSCA Capital Advisors, LLC (the “Placement Agent”) as our exclusive agent for a period commencing on the date of this letter and terminating on August 15, 2016, unless extended by the parties, to introduce Gladstone Commercial Corporation, a Maryland corporation (the “Company”), to certain investors as prospective purchasers (the “Offer”) of up to 1,230,000 shares (the “Shares”) (such number of shares actually sold, the “Securities”) of the Company’s 7.0% Series D Cumulative Redeemable Preferred Stock, par value $0.001 per share, having a liquidation preference equivalent to $25.00 per share (the “Series D Preferred Stock”). The engagement described herein (i) may be terminated by the Company at any time prior to the Closing (as defined below) and (ii) shall be in accordance with applicable laws and pursuant to the following procedures and terms and conditions:

1. The Company will:

(a) Cause the Company’s independent public accountants to address to the Company and the Placement Agent and deliver to the Company, the Placement Agent and the Purchasers (as such term is defined in the Purchase Agreement dated the date hereof between the Company and the purchasers party thereto (the “Purchase Agreement”) (i) a letter or letters (which letters are frequently referred to as “comfort letters”) dated the date hereof, and (ii) if so requested by the Placement Agent, a “bring-down” letter delivered the date on which the sale of the Securities is consummated pursuant to the Purchase Agreement (such date, a “Closing Date” and the time of such consummation on the Closing Date, a “Closing,”), which, with respect to the letter or letters referred to in clause (i) above, will be substantially in the form attached hereto as Annex I, and with respect to the letter or letters referred to in clause (ii) above, will be in form and substance reasonably satisfactory to the Placement Agent.

(b) On the Closing Date, cause special securities counsel to the Company to deliver one or more opinions to the Placement Agent and the Direct Purchasers, Investment Advisers and Broker-Dealers (as those terms are defined in the Purchase Agreement) who sign the Purchase Agreement substantially in the form of Annex II hereto and otherwise in form and substance reasonably satisfactory to the Placement Agent and its counsel, and cause the Maryland counsel to the Company to deliver opinions to the Placement Agent and the Direct Purchasers, Investment Advisers and Broker-Dealers who sign the Purchase Agreement substantially in the form of Annex III hereto.

(c) Prior to the Closing, the Company shall not sell or approve the solicitation of offers for the purchase of additional Shares in excess of the amount which shall be authorized by the Company or in excess of the aggregate offering price of the Shares registered pursuant to the Registration Statement (as defined below).

(d) Use the proceeds of the offering contemplated hereby as set forth under the caption “Use of Proceeds” in the Prospectus Supplement (as defined below).

(e) On the Closing Date, the Company shall deliver to the Placement Agent and the Purchasers a certificate of the Chief Executive Officer and Chief Financial Officer of the Company, dated as of the Closing Date, setting forth that each of the representations and warranties contained in this Agreement shall be true on and as of the Closing Date as if made as of the Closing Date and each of the conditions and covenants contained herein shall have been complied with to the extent compliance is required prior to the Closing Date, and shall have delivered such other customary certificates as the Placement Agent shall have reasonably requested.

(f) For a period of 30 days from the date of this Agreement (the “Lockup Period”) the Company will not, without the prior written consent of the Placement Agent, directly or indirectly offer, sell, assign, transfer, pledge, contract to sell, grant an option to purchase, make any short sale or otherwise dispose of, any of the Preferred Stock (as defined herein) of the Company.

2. The Company authorizes the Placement Agent to use the Prospectus (as defined below) in connection with the Offer for such period of time as any such materials are required by law to be delivered in connection therewith and the Placement Agent agrees to do so.

(a) The Placement Agent will use commercially reasonable efforts on behalf of the Company in connection with the Placement Agent’s services hereunder. No offers or sales of Securities shall be made to any person without the prior approval of such person by the Company, such approval to be at the reasonable discretion of the Company. The Placement Agent’s aggregate fee for its services hereunder will be an amount equal to 2.0% of the gross proceeds from the sale of Securities sold to Purchasers that are not affiliates of the Placement Agent (such fee payable by the Company at and subject to the consummation of the Closing). The Company, upon consultation with the Placement Agent, may establish in the Company’s discretion a minimum aggregate amount of Shares to be sold in the offering contemplated hereby, which minimum aggregate amount shall be reflected in the Prospectus. The Placement Agent will not enter into any agreement or arrangement with any broker, dealer or other person in connection with the placement of Securities (individually, a “Participating Person” and collectively, “Participating Persons”) which will obligate the Company to pay additional fees or expenses to or on behalf of a Participating Person without the prior written consent of the Company, it being understood that Weeden & Co. L.P. will be acting as settlement agent (the “Settlement Agent”) in connection with the Closing and the Company will pay the fees and expenses of the Settlement Agent which shall be calculated at the rate of $0.02 per Security sold.

(b) The Company agrees that it will pay its own costs and expenses incident to the performance of its obligations hereunder whether or not any Securities are offered or sold pursuant to the Offer, including, without limitation, (i) the filing fees and expenses, if any, incurred with respect to any filing with the NASDAQ Global Select Market, (ii) all costs and expenses incident to the preparation, issuance, execution and delivery of the Securities, (iii) all costs and expenses (including filing fees) incident to the preparation, printing and filing under the Securities Act of 1933, as amended (the “Act”), of the Registration Statement and the Prospectus, including, without limitation, in each case, all exhibits, amendments and supplements thereto, (iv) all costs and expenses incurred in connection with the required registration or qualification of the Securities issuable under the laws of such jurisdictions as the Placement Agent may reasonably designate, if any, (v) all costs and expenses incurred by the Company in connection with the printing (including word processing and duplication costs) and delivery of the Prospectus and Registration Statement (including, without limitation, any preliminary and supplemental blue sky memoranda) including, without limitation, mailing and shipping, (vi) all fees and expenses incurred in marketing the Offer, and (vii) the fees and disbursements of Bass, Berry & Sims PLC, special securities counsel to the Company, Venable LLP, Maryland counsel to the Company, any other counsel to the Company, and PricewaterhouseCoopers LLP, auditors to the Company.

(c) The Company will indemnify and hold harmless the Placement Agent, any Sub-Placement Agent and each of their partners, directors, officers, associates, affiliates, subsidiaries, employees, consultants, attorneys, agents, and each person, if any, controlling the Placement Agent, any Sub-Placement Agent or any of their affiliates within the meaning of either Section 15 of the Act or Section 20 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) (collectively, the “Placement Agent Indemnitees”), from and against any and all losses, claims, damages, liabilities or costs (and any reasonable legal or other expenses incurred by such Placement Agent in investigating or defending the same or in giving testimony or furnishing documents in response to a request of any government agency or to a subpoena) in any way relating to, arising out of or caused by any untrue statement or alleged untrue statement of a material fact contained in the Registration Statement or in the Prospectus or any Preliminary Prospectus (as defined below) or in any way relating to, arising out of or caused by any omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading. Such indemnity agreement shall not, however, apply to any such loss, claim, damage, liability, cost or expense (i) if such statement or omission was made in reliance upon or in conformity with information furnished in writing to the Company by the Placement Agent or its affiliates or any of the Purchasers, Investment Advisers or Broker-Dealers (as defined in the Purchase Agreement) or their respective affiliates expressly for use in the Prospectus Supplement, or (ii) which is held in a final judgment of a court of competent jurisdiction (not subject to further appeal) to have arisen out of (x) the gross negligence or willful misconduct of the Placement Agent, any Placement Agent Indemnitee described in this paragraph 2(c), Purchaser, Investment Adviser, or Broker-Dealer or (y) a breach of the Placement Agent’s representations and warranties in paragraph 4 hereof.

(d) The Placement Agent will indemnify and hold harmless the Company and each of its directors, officers, associates, affiliates, subsidiaries, employees, consultants, attorneys, agents, and each person controlling the Company or any of its affiliates within the meaning of either Section 15 of the Act or Section 20 of the Exchange Act from and against any and all losses, claims, damages, liabilities, costs or expenses (and any reasonable legal or other expenses incurred by such indemnitee in investigating or defending the same or in giving testimony or furnishing documents in response to a request of any government agency or to a subpoena) (i) which are held in a final judgment of a court of competent jurisdiction (not subject to further appeal) to have arisen out of the gross negligence or willful misconduct of such Placement Agent or any of its respective partners, directors, officers, associates, affiliates, subsidiaries, employees, consultants, attorneys, agents, or any person controlling the Placement Agent or any of its affiliates within the meaning of Section 15 of the Act or Section 20 of the Exchange Act or (ii) relating to, arising out of or caused by any untrue statement or alleged untrue statement of a material fact contained in the Prospectus Supplement or in any way relating to, arising out of or caused by any omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading, if such statement or omission was made in reliance upon or in conformity with information furnished in writing to the Company by the Placement Agent or its affiliates or any of the Purchasers, Investment Advisers or Broker-Dealers or their respective affiliates expressly for use in the Prospectus Supplement, or (iii) which result from violations by the Placement Agent of law or of requirements, rules or regulations of federal or state securities regulators, self-regulatory associations or organizations in the securities industry, stock exchanges or organizations with similar functions or responsibilities with respect to securities brokers or dealers, as determined by a court of competent jurisdiction or applicable federal or state securities regulators, self-regulatory associations or organizations in the securities industry or stock exchanges or organizations, as applicable.

(e) If any action, proceeding or investigation is commenced as to which any indemnified party hereunder proposes to demand indemnification under this Agreement, such indemnified party will notify the indemnifying party with reasonable promptness. The indemnifying party shall have the right to assume the defense of the claim and retain counsel of its own choice (which counsel shall be reasonably satisfactory to the indemnified party) to represent it and such counsel shall, to the extent consistent with its professional responsibilities, cooperate with the indemnified party and any counsel designated by the indemnified party; provided, however, it is understood and agreed that if the indemnifying party assumes the defense of a claim for which indemnification is sought hereunder, it shall have no obligation to pay the expenses of separate counsel for the indemnified party, unless defenses are available to the indemnified party that make it impracticable for the indemnifying party and the indemnified party to be represented by the same counsel in which case the indemnified party shall be entitled to retain one counsel (in addition to local counsel). The indemnifying party will not be liable under this Agreement for any settlement of any claim against the indemnified party made without the indemnifying party’s written consent.

(f) In order to provide for just and equitable contribution, if a claim for indemnification pursuant to this paragraph 2 is made but it is found in a final judgment by a court of competent jurisdiction (not subject to further appeal) that such indemnification may not be enforced in such case, even though the express provisions hereof provided for indemnification in such case, then the Company, on the one hand, and the Placement Agent, on the other hand, shall contribute to the losses, claims, damages, liabilities or costs to which the indemnified persons may be subject in accordance with the relative benefits received from the offering and sale of the Securities by the Company, on the one hand, and the Placement Agent, on the other hand (it being understood that, with respect to the Placement Agent, such benefits received are limited to fees actually paid by the Company and received by the Placement Agent pursuant to this Agreement), and also the relative fault of the Company, on the one hand, and the Placement Agent, on the other hand, in connection with the statements, acts or omissions which resulted in such losses, claims, damages, liabilities or costs, and any relevant equitable considerations shall also be considered. No person found liable for a fraudulent misrepresentation (within the meaning of Section 11(f) of the Act) shall be entitled to contribution from any person who is not also found liable for such fraudulent misrepresentation. Notwithstanding the foregoing, the Placement Agent shall not be obligated to contribute any amount hereunder that exceeds the fees received by the Placement Agent in respect to the offering and sale of the Securities.

3. The Company represents and warrants to the Placement Agent as of the date hereof and as of the Closing Date as follows:

(a) The Company meets the requirements for use of Form S-3 under the Act and meets the requirements pursuant to the standards for such Form as (i) are in effect on the date hereof and (ii) were in effect immediately prior to October 21, 1992. The Company’s Registration Statement was declared effective by the SEC (as defined below) and the Company has filed such post-effective amendments thereto as may be required under applicable law prior to the execution of this Agreement and each such post-effective amendment became effective. The SEC has not issued, nor to the Company’s knowledge, has the SEC threatened to issue or intends to issue, a stop order with respect to the Registration Statement, nor has it otherwise suspended or withdrawn the effectiveness of the Registration Statement or, to the Company’s knowledge, threatened to do so, either temporarily or permanently, nor, to the Company’s knowledge, does it intend to do so. On the effective date, the Registration Statement complied in all material respects with the requirements of the Act and the rules and regulations promulgated under the Act (the “Regulations”); at the effective date the Basic Prospectus (as defined below) complied, and at the Closing the Prospectus will comply, in all material respects with the requirements of the Act and the Regulations; each of the Basic Prospectus and the Prospectus as of its date and at the Closing Date did not, does not and will not contain an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading; provided, however, that the representations and warranties in this subsection shall not apply to statements in or omissions from the Prospectus made in reliance upon and in conformity with information furnished to the Company in writing by the Placement Agent or its affiliates or by or on behalf of any of the Purchasers, Investment Advisers or Broker-Dealers or any of their respective affiliates, in each case, expressly for use therein. As used in this Agreement, the term “Registration Statement” means the shelf registration statement on Form S-3 (File No. 333-208953) as declared effective by the Securities and Exchange Commission (the “SEC”), including exhibits, financial statements, schedules and documents incorporated by reference therein. The term “Basic Prospectus” means the prospectus included in the Registration Statement, as amended, or as supplemented. The term “Prospectus Supplement” means the prospectus supplement specifically relating to the Securities as to be filed with the SEC pursuant to Rule 424 under the Act in connection with the sale of the Securities. The term “Prospectus” means the Basic Prospectus and the Prospectus Supplement taken together. The term “Preliminary Prospectus” means any preliminary form of Prospectus Supplement used in connection with the marketing of the Securities. Any reference in this Agreement to the Registration Statement, the Prospectus or any Preliminary Prospectus shall be deemed to refer to and include the documents incorporated by reference therein as of the date hereof or the date of the Prospectus or any Preliminary Prospectus, as the case may be, and any reference herein to any amendment or supplement to the Registration Statement, the Prospectus or any Preliminary Prospectus shall be deemed to refer to and include any documents filed after the date of such documents and through the date of such amendment or supplement under the Exchange Act and so incorporated by reference.

(b) Since the date as of which information is given in the Registration Statement and the Prospectus, except as otherwise stated therein, (i) there has been no material adverse change or any development which could reasonably be expected to give rise to a prospective material adverse change in or affecting the condition, financial or otherwise, or in the earnings, business affairs or, to the Company’s knowledge, business prospects of the Company and each of its “significant subsidiaries,” as such term is defined in Rule 1-02 of Regulation S-K (the “Subsidiaries”), considered as one enterprise, whether or not arising in the ordinary course of business, (ii) there have been no transactions entered into by the Company or any of its Subsidiaries, other than those in the ordinary course of business, which are material with respect to the Company and its Subsidiaries considered as one enterprise, and (iii) other than regular quarterly dividends, there has been no dividend or distribution of any kind declared, paid or made by the Company on any class of its shares of equity securities.

(c) The Company has been duly organized as a corporation and is validly existing in good standing under the laws of the State of Maryland. Each of the Subsidiaries of the Company has been duly organized and is validly existing in good standing under the laws of its jurisdiction of organization. Each of the Company and its Subsidiaries has the required power and authority to own and lease its properties and to conduct its business as described in the Prospectus; and each of the Company and its Subsidiaries is duly qualified to transact business in each jurisdiction in which such qualification is required, whether by reason of the ownership or leasing of property or the conduct of business, except where the failure to so qualify would not have a material adverse effect on the condition, financial or otherwise, or the earnings, business affairs or, to the Company’s knowledge, business prospects of the Company and its Subsidiaries considered as one enterprise.

(d) As of the date hereof, the authorized capital stock of the Company consists of 33,500,000 shares of Common Stock, par value $0.001 per share (the “Common Stock”), 4,450,000 shares of Senior Common Stock, par value $0.001 per share (the “Senior Common Stock”), 2,600,000 shares of Series A Cumulative Redeemable Preferred Stock (the “Series A

Preferred Stock”), 2,750,000 shares of Series B Cumulative Redeemable Preferred Stock (the “Series B Preferred Stock”), 700,000 shares of Series C Cumulative Redeemable Preferred Stock (the “Series C Preferred Stock”) and 6,000,000 shares of Series D Preferred Stock (together with the Series A Preferred Stock, the Series B Preferred Stock and the Series C Preferred Stock, the “Preferred Stock,” and, collectively, the “Capital Stock”), of which 23,583,722 shares of Common Stock, 959,552 shares of Senior Common Stock, 1,000,000 shares of the Series A Preferred Stock, 1,264,000 shares of Series B Preferred Stock, 540,000 shares of Series C Preferred Stock and 1,267,968 shares of Series D Preferred Stock are issued and outstanding and 9,916,278 shares of Common Stock, 3,490,448 shares of Senior Common Stock, 1,600,000 shares of Series A Preferred Stock, 1,486,000 shares of Series B Preferred Stock, 160,000 shares of Series C Preferred Stock and 4,732,032 shares of Series D Preferred Stock are authorized and unissued (without giving effect to any Securities issued or to be issued as contemplated by this Agreement). As of the Closing Date, the authorized Capital Stock of the Company will consist of 33,500,000 shares of Common Stock, 4,450,000 shares of Senior Common Stock, 2,600,000 shares of Series A Preferred Stock, 2,750,000 shares of Series B Preferred Stock, 700,000 shares of Series C Preferred Stock and 6,000,000 shares of Series D Preferred Stock, of which 23,583,722 shares of Common Stock, 959,552 shares of Senior Common Stock, 1,000,000 shares of Series A Preferred Stock, 1,264,000 shares of Series B Preferred Stock, 540,000 shares of Series C Preferred Stock and 2,497,968 shares of Series D Preferred Stock will be issued and outstanding and 9,916,278 shares of Common Stock, 3,490,448 shares of Senior Common Stock, 1,600,000 shares of Series A Preferred Stock, 1,486,000 shares of Series B Preferred Stock, 160,000 shares of Series C Preferred Stock and 3,502,032 shares of Series D Preferred Stock will be authorized and unissued. The issued and outstanding shares of the Company have been duly authorized and validly issued and are fully paid and non-assessable; the Capital Stock have been duly authorized; the Senior Common Stock, the Series A Preferred Stock, the Series B Preferred Stock, the Series C Preferred Stock and the Series D Preferred Stock of the Company conform to all statements relating thereto contained in the Prospectus; and the issuance of the Securities is not subject to preemptive or other similar rights.

(e) Neither the Company nor any of its Subsidiaries is in violation of its organizational documents or in default in the performance or observance of any obligation, agreement, covenant or condition contained in any material contract, indenture, mortgage, loan agreement, note, lease or other instrument or agreement to which the Company or any of its Subsidiaries is a party or by which it or any of them are bound, or to which any of the property or assets of the Company or any of its Subsidiaries is subject except where such violation or default would not have a material adverse effect on the condition, financial or otherwise, or the earnings, business affairs or, to the Company’s knowledge, business prospects of the Company and its Subsidiaries considered as one enterprise; and the execution, delivery and performance of this Agreement, and the issuance and delivery of the Securities and the consummation of the transactions contemplated herein have been duly authorized by all necessary action and will not conflict with or constitute a material breach of, or material default under, or result in the creation or imposition of any lien, charge or encumbrance upon any material property or assets of the Company or any of its Subsidiaries pursuant to, any material contract, indenture, mortgage, loan agreement, note, lease or other instrument or agreement to which the Company or any of its Subsidiaries is a party or by which it or any of them are bound, or to which any of the property or assets of the Company or any of its Subsidiaries is subject, nor will any such action result in any violation of the provisions of the Charter of the Company, as amended and supplemented, bylaws or other organizational documents of the Company or any of its Subsidiaries or any law, administrative regulation or administrative or court decree applicable to the Company.

(f) The Company is organized in conformity with the requirements for qualification and, as of the date hereof and as of the Closing, operates in a manner that qualifies it as a “real estate investment trust” under the Internal Revenue Code of 1986, as amended, and the rules and regulations thereunder and will be so qualified after giving effect to the sale of the Securities.

(g) The Company is not required to be registered under the Investment Company Act of 1940, as amended.

(h) No legal or governmental proceedings are pending to which the Company or any of its Subsidiaries is a party or to which the property of the Company or any of its Subsidiaries is subject that are required to be described in the Registration Statement or the Prospectus and are not described therein, and to the knowledge of the Company no such proceedings have been threatened against the Company or any of its Subsidiaries or with respect to any of their respective properties that are required to be described in the Registration Statement or the Prospectus and are not described therein.

(i) No authorization, approval or consent of any court or United States federal or state governmental authority or agency is necessary in connection with the sale of the Securities as contemplated hereunder, except for such as may be required under the Act or the Regulations or state securities laws or real estate syndication laws.

(j) The Company and its Subsidiaries possess such certificates, authorities or permits issued by the appropriate state, federal or foreign regulatory agencies or bodies necessary to conduct the business now conducted by them, except where the failure to possess such certificates, authority or permits would not have a material adverse effect on the condition, financial or otherwise, or the earnings, business affairs or, to the Company’s knowledge, business prospects of the Company and its Subsidiaries considered as one enterprise. Neither the Company nor any of its Subsidiaries has received any notice of proceedings relating to the revocation or modification of any such certificate, authority or permit which, singly or in the aggregate, if the subject of an unfavorable decision, ruling or finding, would materially and adversely affect the condition, financial or otherwise, or the earnings, business affairs or, to the Company’s knowledge, business prospects of the Company and its Subsidiaries considered as one enterprise, nor, to the knowledge of the Company, are any such proceedings threatened or contemplated.

(k) The Company has full power and authority to enter into this Agreement, and this Agreement has been duly authorized, executed and delivered by the Company and constitutes a legal, valid and binding agreement of the Company, enforceable against the Company in accordance with its terms except as may be limited by (i) the effect of bankruptcy, insolvency, reorganization, moratorium or other similar laws relating to or affecting the rights or remedies of creditors or (ii) the effect of general principles of equity, whether enforcement is considered in a proceeding in equity or at law and the discretion of the court before which any proceeding therefor may be brought.

(l) As of the dates set forth therein or incorporated by reference, the Company had good and marketable title to all of the properties and assets reflected in the audited financial statements contained in the Prospectus, subject to no lien, mortgage, pledge or encumbrance of any kind except (i) those reflected in such financial statements, (ii) as are otherwise described in the Prospectus, (iii) as do not materially adversely affect the value of such property or interests or interfere with the use made or proposed to be made of such property or interests by the Company and each of its Subsidiaries or (iv) those which constitute customary provisions of mortgage loans secured by the Company’s properties creating obligations of the Company with respect to proceeds of the properties, environmental liabilities and other customary protections for the mortgagees.

(m) Any certificate signed by any officer of the Company and delivered to the Placement Agent or to counsel for the Placement Agent shall be deemed a representation and warranty by the Company to the Placement Agent as to the matters covered thereby.

(n) Neither the issuance, sale and delivery of the Securities nor the application of the proceeds thereof by the Company as described in the Prospectus will cause the Company to violate or be in violation of Regulation T, U or X of the Board of Governors of the Federal Reserve System or any other regulation of such Board of Governors.

(o) The statements set forth in the Basic Prospectus under the caption “Description of Capital Stock—Preferred Stock” and the statements set forth in the Prospectus Supplement under the caption “Description of Series D Preferred Stock” in so far as such statements purport to summarize provisions of laws or documents referred to therein, are correct in all material respects and fairly present the information required to be presented therein.

(p) There is no contract, agreement, indenture or other document to which the Company or any of its Subsidiaries is a party required to be filed as an exhibit to the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2015 or any subsequent Exchange Act filings prior to the date hereof that has not been so filed as required.

4. The Placement Agent represents and warrants to the Company that (i) it is duly registered and in good standing as a broker-dealer under the Exchange Act and licensed or otherwise qualified to do business as a broker-dealer with Financial Industry Regulatory Authority, Inc. and in all states in which it will offer any of the Securities pursuant to this Agreement, (ii) assuming the Prospectus complies with all relevant provisions of the Act in connection with the offer and sale of the Securities, the Placement Agent will conduct all offers and sales of the Securities in compliance with the relevant provisions of the Act, the Regulations, the Exchange Act and the regulations promulgated thereunder, and various state securities laws and regulations (iii) the Placement Agent will only act as agent in those jurisdictions in which it is authorized to do so and (iv) the Placement Agent will not distribute to any Purchaser, Investment Adviser or Broker-Dealer any written material relating to the offering contemplated hereby other than the Registration Statement, or the Prospectus or any Preliminary Prospectus.

5. Except as otherwise herein provided, all statements, requests, notices and agreements shall be in writing and, if to the Placement Agent, shall be sufficient in all respects if delivered or sent by facsimile to (212) 446-9181 or by certified mail to CSCA Capital Advisors, LLC, 800 Third Avenue, 25th Floor, New York, NY, 10022, Attention: Bradley Razook, and, if to the Company, shall be sufficient in all respects if delivered or sent to the Company by facsimile to (703) 287-5854 or by certified mail to the Company at 1521 Westbranch Drive, Suite 100, McLean, Virginia 22102, Attention: Danielle Jones, Chief Financial Officer.

6. This Agreement shall be construed in accordance with and governed by the substantive laws of the State of New York, without regard to conflict of laws principles.

7. This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original and all of which together shall be deemed to be the same Agreement. Executed counterparts may be delivered by facsimile.

8. When used herein, the phrase “to the knowledge of” the Company or “known to” the Company or any similar phrase means the actual knowledge of the Chief Executive Officer, Chief Financial Officer or Executive Vice President of the Company and includes the knowledge that such officers would have obtained of the matter represented after reasonable due and diligent inquiry of those employees of the Company whom such officers reasonably believe would have actual knowledge of the matters represented.

If the foregoing is in accord with your understanding of our agreement, please sign in the space provided below and return a signed copy of this letter to the Company.

Sincerely,

GLADSTONE COMMERCIAL CORPORATION

By:	/s/ David Gladstone
	Name:	David Gladstone
	Title:	Chairman and Chief Executive Officer

Accepted by:

CSCA CAPITAL ADVISORS, LLC

By:	/s/ Laurent de Marval
	Name:	Laurent de Marval
	Title:	Managing Director

Annex I

Comfort Letter

            , 2016

Gladstone Commercial Corporation

1521 Westbranch Drive, Suite 200

McLean, VA 22102

and

CSCA Capital Advisors, LLC

800 Third Avenue, 25th Floor

New York, NY 10022

Ladies and Gentlemen:

We have audited:

1.	the consolidated financial statements of Gladstone Commercial Corporation (the “Company”) as of December 31, 2015 and 2014 and for each of the three years in the period ended December 31, 2015 included in the Company’s annual report on Form 10-K for the year ended December 31, 2015 (the “Form 10-K”),

2.	the related financial statement schedule[s] included in the Form 10-K and

3.	the effectiveness of the Company’s internal control over financial reporting as of December 31, 2015.

The consolidated financial statements and financial statement schedules referred to above are all incorporated by reference in the registration statement (No. 333-208953) on Form S-3 filed by the Company under the Securities Act of 1933 (the “Act”); our report with respect thereto is also incorporated by reference in such registration statement. Such registration statement, including the prospectus supplement dated August 1, 2016 is herein referred to as the “Registration Statement.”

In connection with the Registration Statement:

1.	We are an independent registered public accounting firm with respect to the Company within the meaning of the Act and the applicable rules and regulations thereunder adopted by the Securities and Exchange Commission (“SEC”) and the Public Company Accounting Oversight Board (United States) (“PCAOB”).

2.	In our opinion, the consolidated financial statements and financial statement schedules audited by us and incorporated by reference in the Registration Statement comply as to form in all material respects with the applicable accounting requirements of the Act and the Securities Exchange Act of 1934 and the related rules and regulations adopted by the SEC.

3.	We have not audited any financial statements of the Company as of any date or for any period subsequent to December 31, 2015; although we have conducted an audit for the year ended December 31, 2015, the purpose (and therefore the scope) of such audit was to enable us to express our opinion on the consolidated financial statements as of December 31, 2015 and for the year then ended, but not on the financial statements for any interim period within such year. Therefore, we are unable to and do not express any opinion on the unaudited consolidated balance sheet as of March 31, 2016 or June 30, 2016 and the unaudited consolidated statements of operations, and of cash flows for the three-month periods ended March 31, 2016 and 2015 and the three- and six-month periods ended June 30, 2016 and 2015 included in the Company’s quarterly reports on Form 10-Q for the quarters ended March 31, 2016 and June 30, 2016, incorporated by reference in the Registration Statement, or on the financial position, results of operations or cash flows as of any date or for any period subsequent to December 31, 2015. Also, we have not audited the Company’s internal control over financial reporting as of any date subsequent to December 31, 2015. Therefore, we do not express any opinion on the Company’s internal control over financial reporting as of any date subsequent to December 31, 2015.

4.	For purposes of this letter, we have read the minutes of the 2016 meetings of the stockholders, the Board of Directors, the Audit Committee, the Compensation Committee, Executive Committee, and the Ethics, Nominating, and Corporate Governance Committee of the Company as set forth in the minute books at[ ], officials of the Company having advised us that the minutes of all such meetings through that date were set forth therein, except for the minutes of the July 11, 2016 Compensation Committee; Ethics, Nominating, and Corporate Governance Committee; and Valuation Committee; the July 12, 2016 Board of Directors; and the July 22 Audit Committee meetings which were not approved in final form, for which drafts were provided to us; officials of the Company have represented that such drafts include all substantive actions taken at such meeting, and have carried out other procedures to [ ](our work did not extend to the period from [ ], inclusive) as follows:

a.	With respect to the three-month periods ended March 31, 2016 and 2015 and the three- and six-month periods ended June 30, 2016 and 2015, we have:

(i)	performed the procedures (completed on April 27, 2016) specified by the PCAOB for a review of interim financial information as described in PCAOB AU 722, Interim Financial Information, on the unaudited consolidated financial statements as of March 31, 2016 and for the three-month periods ended March 31, 2016 and 2015 included in the Company’s quarterly report on Form 10-Q for the quarter ended March 31, 2016, incorporated by reference in the Registration Statement; and

(ii)	review of interim financial information as described in PCAOB AU 722, Interim Financial Information, on the unaudited consolidated financial statements as of June 30, 2016 and for the three- and six-month periods ended June 30, 2016 and 2015 included in the Company’s quarterly report on Form 10-Q for the quarter ended June 30, 2016, incorporated by reference in the Registration Statement;

(iii)	inquired of certain officials of the Company who have responsibility for financial and accounting matters whether the unaudited consolidated financial statements referred to in a.(i) and a(ii) above comply as to form in all material respects with the applicable accounting requirements of the Securities Exchange Act of 1934 as it applies to Form 10-Q and the related rules and regulations adopted by the SEC.

The foregoing procedures do not constitute an audit conducted in accordance with standards of the PCAOB. Also, they would not necessarily reveal matters of significance with respect to the comments in the following paragraph. Accordingly, we make no representations as to the sufficiency of the foregoing procedures for your purposes.

5.	Nothing came to our attention as a result of the foregoing procedures, however, that caused us to believe that:

a.	(i)	Any material modifications should be made to the unaudited consolidated financial statements described in 4.a.(i) and 4.a.(ii), incorporated by reference in the Registration Statement, for them to be in conformity with generally accepted accounting principles.

	(ii)	The unaudited consolidated financial statements described in 4.a.(i) and 4.a.(ii) do not comply as to form in all material respects with the applicable accounting requirements of the Securities Exchange Act of 1934 as it applies to Form 10-Q and the related rules and regulations adopted by the SEC.

6.	Company officials have advised us that no consolidated financial data as of any date or for any period subsequent to June 30, 2016 are available; accordingly, the procedures carried out by us with respect to changes in financial statement items after June 30, 2016 have, of necessity, been even more limited than those with respect to the periods referred to in 4. We have inquired of certain officials of the Company who have responsibility for financial and accounting matters as to whether (a) at [ ]there was any change in the common and senior common stock outstanding, increase in long-term debt, or decrease in stockholders’ equity of the Company as compared with amounts shown in the June 30, 2016 unaudited consolidated balance sheet incorporated by reference in the Registration Statement; or (b) for the period from[ ], there were any decreases, as compared with the corresponding period in the preceding year, in consolidated operating revenue or in the total or per-share amounts of net income attributable to the Company.

Those officials referred to above stated that they cannot comment on any such changes, increases or decrease, in stockholders’ equity, operating revenue or in the total or per-share amounts of net income attributable to the Company for the periods referred to above.

On the basis of these inquiries and our reading of the minutes as described in paragraph 4, nothing came to our attention that caused us to believe that there was any such change in long-term debt, common and senior common stock outstanding or stockholder’s equity, except that we have been informed by officials of the Company that there have been the following decreases to mortgage debt and line of credit outstanding and increases to senior common stock outstanding, and except in all instances for changes, increases or decreases which the Registration Statement discloses have occurred or may occur:

[LONG TERM DEBT TABLE]

7.	For purposes of this letter, we have also read the items identified by you on the attached copy of the prospectus supplement, including the Form 10-K filed on February 17, 2016, 10-Qs filed on April 27, 2016 and July 25, 2016, and 8-Ks filed on February 22, 2016, May 9, 2016, May 25, 2016, June 23, 2016 and July 12, 2016, forming part of the Registration Statement and have performed the following procedures, which were applied as indicated with respect to the letters explained below. We make no comment as to whether the SEC would view any non-GAAP financial information included or incorporated by reference in the document as being compliant with the requirements of Regulation G or Item 10 of Regulation S-K.

A	Compared to or recomputed from a corresponding amount in the Company’s audited financial statements incorporated by reference in the Registration Statement and found such amounts to be in agreement after giving effect to rounding.

B

Compared to or recomputed from a corresponding amount in the Company’s unaudited financial statements incorporated by reference in the Registration Statement, and found such amounts to be in agreement after giving effect to rounding.

C

Compared to a schedule prepared by the Company from its accounting records and found such amounts to be in agreement. We (a) compared the amounts on the schedule to corresponding amounts appearing in the accounting records and found such amounts to be in agreement and (b) determined that the schedule was mathematically correct. We make no comment as to the reasoning given for changes from period to period. We make no comment with respect to the appropriateness or manner with which classifications between recourse and nonrecourse financing have been made. We make no comment with respect to the appropriateness or manner with which Total Rental Income has been allocated to individual properties, geographic locations, or industry classifications. We make no comment with respect to the appropriateness or manner with which Encumbrances has been allocated to individual properties.

D

Compared to a schedule prepared by the Company from its accounting records and found such amounts to be in agreement. We (a) compared the amounts on the schedule to corresponding amounts appearing in the accounting records and found such amounts to be in agreement and (b) determined that the schedule was mathematically correct.

However, we make no comment regarding the completeness or appropriateness of the Company’s determination of what constitutes executive compensation for purposes of the SEC disclosure requirements on executive compensation.

E	Compared with a schedule prepared by the Company from its accounting records and found such amounts to be in agreement. We (a) compared the amounts on the schedule to corresponding amounts appearing in the accounting records and found such amounts to be in agreement and (b) determined that the schedule was mathematically correct. It should be noted that “FFO available to common stockholders” and “Basic and Diluted FFO per weighted average share of common stock” are not measures of operating performance or liquidity defined by generally accepted accounting principles and may not be comparable to similarly titled measures presented by other companies. We make no comment about the Company’s definition, calculation or presentation of FFO available to common stockholders and Basic and Diluted FFO per weighted average share of common stock or their usefulness for any purpose.

F	Compared to a schedule prepared by the Company from its accounting records and found such amount to be in agreement, after rounding, if applicable. We (a) compared the amounts on the schedule to corresponding amounts appearing in the Company’s accounting records and found such amounts to be in agreement and (b) determined that the schedule was mathematically correct. We also recomputed the amount of rent expense representing interest using the Company’s method for determining the amount of rent expense representing interest by dividing the amount of rent expense, allocated to the Company by the Company’s Adviser as part of the administration fee payable under the Advisory Agreement, by three. Management indicated that one-third of rent expense was a reasonable approximation of the interest portion of rent expense. However, we make no comment with respect to the Company’s method for determining the amount of rent expense representing interest.

8.	Our audit of the consolidated financial statements for the periods referred to in the introductory paragraph of this letter comprised audit tests and procedures deemed necessary for the purpose of expressing an opinion on such financial statements taken as a whole. For none of the periods referred to therein, or any other period, did we perform audit tests for the purpose of expressing an opinion on individual balances of accounts or summaries of selected transactions such as those enumerated above, and, accordingly, we express no opinion thereon.

9.	It should be understood that we make no representations regarding questions of legal interpretation or regarding the sufficiency for your purposes of the procedures enumerated in the second preceding paragraph; also, such procedures would not necessarily reveal any material misstatement of the amounts or percentages listed above. Further, we have addressed ourselves solely to the foregoing data as set forth in the Registration Statement and make no representations regarding the adequacy of disclosure or regarding whether any material facts have been omitted.

10.	This letter is solely for the information of the addressees and to assist the underwriter in conducting and documenting their investigation of the affairs of the Company in connection with the offering of the securities covered by the Registration Statement, and is not to be used, circulated, quoted, or otherwise referred to within or without the underwriting group for any other purpose, including but not limited to the registration, purchase, or sale of securities, nor is it to be filed with or referred to in whole or in part in the Registration Statement or any other document, except that reference may be made to it in the placement agreement or in any list of closing documents pertaining to the offering of the securities covered by the Registration Statement.